Exhibit 10.2

FORM OF SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of August [__], 2021, by and among NextGen Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), NextGen Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), and Vieco USA, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 9,564,864 Acquiror Common Shares and 6,767,927 Acquiror Warrants in the aggregate as set forth on Schedule I hereto (all such Acquiror Common Shares, together with (as applicable) any Acquiror Common Shares that are deemed Acquiror Common Shares pursuant to Section 1.3 hereof, are referred to herein as the “Subject Shares”; and all such Acquiror Warrants, together with (as applicable) any Acquiror Warrants that are deemed Acquiror Warrants pursuant to Section 1.3 hereof, are referred to herein as the “Subject Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Pulsar Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving company and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending at the Expiration Time, each Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Acquiror” contained in Section 7.4 of the Merger Agreement also referred to the Sponsor.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of clauses (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, each Sponsor shall not except in each case pursuant to the Merger Agreement (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares or Subject Warrants, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares or Subject Warrants owned by such Sponsor, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between such Sponsor and any Affiliate of such Sponsor, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror and the Company a joinder to this Sponsor Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve such Sponsor of its obligations under this Sponsor Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3 New Shares. In the event that after the date hereof but prior to the Expiration Time (a) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares or Acquiror Warrants of, on or affecting the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, collectively, the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Shares or Subject Warrants owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor Holdco shall deliver to Acquiror and the Company a duly executed copy of that certain Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor Holdco and certain of the Company’s stockholders, and their respective affiliates, as applicable, in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5 Sponsor Agreements.

(a) During the period commencing on the date hereof and ending at the Expiration Time, at any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Shares:

(i) in favor of each Transaction Proposal;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Merger Agreement and the transactions contemplated thereby, including the Merger);

(iv) against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals) that would or would reasonably be expected to adversely affect the ability of Acquiror to consummate the transactions contemplated by the Merger Agreement, including the Merger;

(v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror; and

(vi) if applicable, in favor of waiving any and all anti-dilution rights such Sponsor may hold pursuant to the Acquiror Governing Documents.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of March 22, 2021, by and among the Sponsors, Acquiror and each of the other parties thereto (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any Subject Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c) During the period commencing on the date hereof and ending at the Expiration Time, the Sponsors shall not modify or amend any agreement set forth on Schedule II.

Section 1.6 Further Assurances. Each Sponsor shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to consummate the Merger and the other transactions contemplated by the Merger Agreement and this Sponsor Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.7 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8 Lock-Ups.

(a) Subject to Section 1.8(b), each Sponsor hereby agrees that such Sponsor shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 1.8(a), each Sponsor or its Permitted Transferees (as defined below) may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Acquiror’s officers or directors, (B) any Affiliates or family members of the Acquiror’s officers or directors, or (C) any members or partners of the Sponsor Holdco or their Affiliates, any Affiliates of Sponsor Holdco, or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (vi) to the Company; (vii) by virtue of the laws of the Cayman Islands or the Sponsor Holdco’s limited liability company agreement upon dissolution of the Sponsor Holdco; (viii) in the event of the Acquiror’s liquidation, merger, capital stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Acquiror’s stockholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date, in each case, solely in connection with such exchange; or (ix) in connection with the exercise of any options or warrants to purchase Domesticated Acquiror Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that each transferee contemplated by clauses (i) through (vii) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

(c) Notwithstanding the provisions set forth in Section 1.8(a) and Section 1.8(b), if the VWAP of one share of Domesticated Acquiror Common Stock quoted on Nasdaq (or such other exchange on which the shares of Domesticated Acquiror Common Stock are then listed) is equal to or greater than $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing on the day that is at least 11 months after the Closing Date, including the last day of such thirty (30) consecutive Trading Day period (any such thirty (30) consecutive Trading Day period during which such condition is satisfied, the “Measurement Period”), then the Sponsor’s Lock-up Shares that are subject to the Lock-up Period will be automatically released from such restrictions immediately prior to the opening of trading on the exchange on which the Domesticated Acquiror Common Stock is listed on the second Trading Day following the end of the Measurement Period.

(d) Notwithstanding the provisions set forth in Section 1.8(a) and Section 1.8(b), if (i) at least 120 days have elapsed since the Closing Date and (ii) the 180 Day Lock-up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period, the 180 Day Lock-up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Acquiror shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout-Related Release shall not occur unless the Acquiror shall have publicly released its earnings results for the quarterly period during which the Closing occurred. For the avoidance of doubt, in no event shall the 180 Lock-up Period end earlier than 120 days after the Closing Date pursuant to the Blackout-Related Release.

(e) For purposes of this Sponsor Agreement:

(i) the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Acquiror's securities would not be permitted under the Acquiror's insider trading policy;

(ii) the term “Lock-up Period” means, (x) for 25% of the Lock-up Shares, the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is 180 days after (and excluding) the Closing Date (the “180 Day Lock-up Period”), (y) for 25% of the Lock-up Shares, the period beginning on the Closing Date and ending at 8:00 a.m. Eastern Time on the date that is 18 months after (and excluding) the Closing Date and (z) for 50% of the Lock-up Shares, the period beginning on the Closing Date and ending at 8:00 a.m. Eastern Time on the date that is 24 months after (and excluding) the Closing Date;

(iii) the term “Lock-up Shares” means the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants (including the shares of Domesticated Acquiror Common Stock issuable upon exercise thereof) held by each Sponsor immediately following the Closing (other than shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants acquired in the public market or, in the case of Domesticated Acquiror Common Stock, pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of Domesticated Acquiror Common Stock occurs on or after the Closing); provided that, for clarity, shares of Domesticated Acquiror Common Stock issued in connection with the PIPE Investment shall not constitute Lock-up Shares and shall not be subject to this Section 1.8;

(iv) the term “Trading Day” means a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for buying and selling of securities;

(v) the term “VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board of Directors of Acquiror.

Section 1.9 Vesting Provisions Applicable to Founder Securities.

(a) General. Sponsor Holdco agrees that, as of immediately prior to (but subject to) the Closing, 15% of the Founder Shares (the “Unvested Founder Shares”) and 15% of the Founder Warrants (the “Unvested Founder Warrants” and, together with the Unvested Founder Shares, the “Unvested Founder Securities”) shall be unvested and, from and after the Closing, shall be subject to the vesting and forfeiture provisions set forth in this Section 1.9. For the avoidance of doubt, all Founder Shares and Founder Warrants (other than the Unvested Founder Shares and Unvested Founder Warrants) are, and from and after the Closing will be, vested, and will not be subject to this Section 1.9, including the vesting and forfeiture provisions set forth herein.

(b) Special Transfer Restrictions for Unvested Founder Securities. Neither the Sponsor Holdco nor any of its Permitted Transferees shall Transfer any of its Unvested Founder Securities prior to the time such Unvested Founder Securities become vested pursuant to subsection (c) below, except to Permitted Transferees that agree in writing to be bound by this Section 1.9.

(c) Vesting of Unvested Founder Securities.

(i) Following the Closing, upon the occurrence of Triggering Event I (or if Triggering Event I occurs prior to Closing, at Closing), one-half of the Unvested Founder Shares and one-half of the Unvested Founder Warrants shall immediately vest.

(ii) Following the Closing, upon the occurrence of Triggering Event II (or if Triggering Event II occurs prior to Closing, at Closing), one-half of the Unvested Founder Shares and one-half of the Unvested Founder Warrants shall immediately vest.

(iii) If, at any time during the Earnout Period (but after the Closing), an Acquiror Sale is consummated where the price paid per share of Domesticated Acquiror Common Stock is at least (a) $12.50 but less than $15.00, then Triggering Event I shall be deemed to occur and (b) $15.00, then Triggering Event I and Triggering Event II shall be deemed to occur, in each case, immediately prior to the consummation of such Acquiror Sale, and upon such deemed occurrences, all of the Unvested Founder Securities shall immediately vest and be treated in the same manner as similar securities in such Acquiror Sale. For the avoidance of doubt, in the event of an Acquiror Sale, including where the consideration payable is other than a specified price per share, for purposes of determining whether Triggering Event I and/or Triggering Event II has been deemed to occur, the price paid per share of Domesticated Acquiror Common Stock will be calculated as if the Unvested Founder Securities have fully vested.

(d) Forfeiture of Unvested Founder Securities.

(i) If Triggering Event I does not occur (or is not deemed to occur) during the Earnout Period, all of the Unvested Founder Shares and the Unvested Founder Warrants shall be forfeited without any consideration paid therefor.

(ii) If Triggering Event II does not occur (or is not deemed to occur) and Triggering Event I does occur (or is deemed to occur) during the Earnout Period, one-half of the Unvested Founder Shares and one-half of the Unvested Founder Warrants shall be forfeited without any consideration paid therefor.

(iii) Upon the consummation of an Acquiror Sale, any Unvested Founder Shares and Unvested Founder Warrants that have failed to vest pursuant to Section 1.9(c) shall be forfeited without any consideration paid therefor; provided, however, that if the consideration in an Acquiror Sale is equity securities of the surviving company or one of its affiliates that are (or will be at the closing of such Acquiror Sale) publicly traded, any remaining unvested Unvested Founder Shares and Unvested Founder Warrants (not otherwise vested pursuant to Section 1.9(c)) shall not be forfeited and instead shall be converted into similar equity securities offered in such Acquiror Sale and shall remain subject to the remaining applicable vesting triggering events set forth herein (as may be equitably adjusted to take into account the structure and consideration provided for such Acquiror Sale). For the avoidance of doubt, in the event of any merger, sale, consolidation, recapitalization, equity transfer, restructuring, reorganization or other similar transaction that does not constitute an Acquiror Sale, any remaining Unvested Founder Shares and Unvested Founder Warrants shall not be forfeited, shall remain outstanding, and shall remain subject to the remaining applicable vesting triggering events set forth above in Section 1.9(c).

(e) Stockholder Rights of Unvested Founder Securities. Subject to the limitations contemplated herein, the Sponsors shall have all of the rights of (i) a stockholder of Acquiror with respect to the Unvested Founder Shares, including the right to voting rights generally granted to holders of Domesticated Acquiror Common Stock, provided, however, that the Unvested Founder Shares shall not entitle the holder thereof to any economic rights (including rights to dividends) of such Unvested Founder Shares for so long as such Unvested Founder Shares remain unvested, or to consideration in connection with any sale or other transaction (other than pursuant to Section 1.9(c)(iii)) and may not otherwise be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Sponsors (other than to a Permitted Transferee), as the case may be, or be subject to execution, attachment or similar process, and shall bear a customary legend with respect to such transfer restrictions, and any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Unvested Founder Shares shall be null and void; and (ii) a warrant holder of Acquiror with respect to the Unvested Founder Warrants, including the right to exercise such Unvested Founder Warrants for securities of the Company in accordance with the terms of such warrant; provided that any securities of the Company received upon exercise of such warrants will be subject to the vesting and forfeiture provisions set forth in this Section 1.9. Upon the vesting of any Unvested Founder Shares in accordance with the terms herein, and subject to applicable law and the delivery by the applicable holder of such Unvested Founder Shares of any customary and reasonable representations or other documentation as may reasonably be requested by the Company in connection therewith to the effect that the removal of any restrictive legends in such circumstances may be effected under the Securities Act, the Company shall promptly cause the removal of any such legend upon request by the holder thereof.

(f)   Equitable Adjustments. In the event that the shares of Domesticated Acquiror Common Stock or the Domesticated Acquiror Warrants (or the securities received upon exercise thereof) are changed into a different security or a different number, series or class of securities, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Unvested Founder Securities and the dollar values referenced in Triggering Event I and Triggering Event II shall be equitably adjusted.

(g) Certain Definitions. For purposes of this Sponsor Agreement:

(i) the term “Acquiror Sale” means the occurrence of any of the following events: (A) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities (or rights convertible or exchangeable into securities) of Acquiror representing more than 50% of the combined voting power of Acquiror’s then outstanding voting securities, (B) there is consummated a merger, consolidation, reorganization or other business combination of Acquiror with any other corporation or other entity, however effected, following which either (x) the members of the Board of Directors of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving such transaction or, if the surviving company is a Subsidiary, the ultimate parent thereof or (y) the voting securities of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such transaction or, if the surviving company is a Subsidiary, the ultimate parent thereof, (C) the shareholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror or (D) there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, other than a sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Acquiror in substantially the same proportions as their ownership of Acquiror immediately prior to such sale;

(ii) the term “Earnout Period” means the time period between the date hereof and the five (5)-year anniversary of the Closing Date;

(iii) the term “Founder Shares” means the shares of Acquiror Common Stock (which, in connection with the consummation of the Transactions, will convert into shares of Domesticated Acquiror Common Stock on a one-for-one basis) set forth across from the Sponsor Holdco’s name on Schedule I (provided, that, for clarity, shares of Domesticated Acquiror Common Stock issued in connection with the PIPE Investment shall not constitute Founder Shares and shall not be subject to this Section 1.9) and all rights, benefits and privileges associated with the ownership or control of such shares of Acquiror Common Stock;

(iv) the term “Founder Warrants” means the Acquiror Warrants (which, in connection with the consummation of the Transactions, will convert into Domesticated Acquiror Warrants on a one-for-one basis) set forth across from the Sponsor Holdco’s name on Schedule I and all rights, benefits and privileges associated with the ownership or control of such Acquiror Warrants;

(v) the term “Founder Securities” means, collectively, the Founder Shares and the Founder Warrants;

(vi) the term “Triggering Event I” means the date on which the VWAP of one share of Acquiror Common Stock quoted on Nasdaq (or such other exchange on which the shares of Acquiror Common Stock are then listed) is equal to or greater than $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earn Out Period; and

(vii) the term “Triggering Event II” means the date on which the VWAP of one share of Acquiror Common Stock quoted on Nasdaq (or such other exchange on which the shares of Acquiror Common Stock are then listed) is equal to or greater than $15.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earn Out Period.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Subject Shares and Subject Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares or Subject Warrants (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares or Subject Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s Subject Shares and Subject Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Subject Shares or Subject Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares or Subject Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Subject Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Subject Shares or Subject Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II hereto, neither such Sponsor nor anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater, is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution, delivery and performance of this Sponsor Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (i) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof, (ii) the consummation of an Acquiror Sale following the Closing, (iii) as to each Sponsor, the written agreement of such Sponsor, Acquiror and the Company and (iv) the later to occur of (A) the expiration of the Lock-up Period and (B) the earlier to occur of (I) the occurrence of Triggering Event II during the Earnout Period and (II) the fifth anniversary of the Closing Date. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to principals of or rules of conflict of Laws to the extent such principles or rules would require or permit application of Laws of another jurisdiction.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER AND FURTHER AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN Section 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.3.

Section 3.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6 Amendment; Waiver. This Sponsor Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 3.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

NextGen Acquisition Corp. II

2255 Glades Road, Suite 324A

Boca Raton, FL 33431

Attention:       Patrick Ford
Email:             pford@nextgenacq.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001

Attention:	Howard L. Ellin
June S. Dipchand
Email:	howard.ellin@skadden.com
june.dipchand@skadden.com

If to the Company:

Vieco USA, Inc.
65 Bleecker Street, 6th Floor
New York, NY 10012

Attention:	James Cahillane
Email:	James.Cahillane@virgin.com

with copies to (which shall not constitute notice):

Virgin Orbit LLC

4022 East Conant Street
Long Beach, CA 90808

Attention:	Derrick Boston
Email:	derrick.boston@virginorbit.com

and

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022

Attention:	Justin Hamill
Nima J. Movahedi
Email:	Justin.Hamill@lw.com
Nima.Movahedi@lw.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001

Attention:	Howard L. Ellin
June S. Dipchand
Email:	howard.ellin@skadden.com
june.dipchand@skadden.com

Section 3.9 Sponsor Liability. The liability of any Sponsor hereunder is several (and not joint). Notwithstanding any other provision of this Sponsor Agreement, in no event will any Sponsor be liable for any other Sponsor’s breach of such other Sponsor’s representations, warranties, covenants, or agreements contained in this Sponsor Agreement.

Section 3.10 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.11 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSORS:

NEXTGEN SPONSOR II LLC

By:
	Name:	George N. Mattson
	Title:	Manager and President

	Name:	George N. Mattson

	Name:	Gregory L. Summe

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

NEXTGEN ACQUISITION CORP. II

By:
	Name:	Patrick T. Ford
	Title:	Chief Financial Officer and Secretary

[Signature Page to Sponsor Support Agreement]

COMPANY:

VIECO USA, INC.

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Acquiror Common Shares and Acquiror Warrants

Sponsor	Acquiror Common Shares		Acquiror Warrants
NextGen Sponsor II LLC c/o NextGen Acquisition Corp. II 2255 Glades Road, Suite 324A, Boca Raton, FL 33431	9,564,864		6,767,927
George N. Mattson c/o NextGen Acquisition Corp. II 2255 Glades Road, Suite 324A, Boca Raton, FL 33431	—	(1)	—	(1)
Gregory L. Summe c/o NextGen Acquisition Corp. II 2255 Glades Road, Suite 324A, Boca Raton, FL 33431	—	(1)	—	(1)

(1)	Messrs. Mattson and Summe may be deemed to beneficially own securities held by NextGen Sponsor II LLC by virtue of their shared control over NextGen Sponsor II LLC. Each of Messrs. Mattson and Summe disclaims beneficial ownership of securities held by NextGen Sponsor II LLC.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Promissory Note, dated January 18, 2021, issued to the Sponsor Holdco

2.	Letter Agreement, dated March 22, 2021, among the Acquiror, the Sponsor Holdco and each of the other parties thereto

3.	Registration Rights Agreement, dated March 22, 2021, between the Acquiror, the Sponsor Holdco and certain other security holders named therein

4.	Administrative Services Agreement, dated March 22, 2021, between the Acquiror and the Sponsor Holdco, which shall terminate at Closing without further liability, cost, payment or other obligation of the Acquiror

5.	Sponsor Warrants Purchase Agreement, dated March 22, 2021, between Acquiror and the Sponsor Holdco

6.	Indemnity Agreement, dated March 22, 2021, between Acquiror and George N. Mattson

7.	Indemnity Agreement, dated March 22, 2021, between Acquiror and Gregory L. Summe

8.	Promissory Note, dated August 12, 2021, issued to the Sponsor Holdco

[Schedule II to Sponsor Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement, dated as of [___], 2021 (as amended, supplemented or otherwise modified from time to time, the “Sponsor Agreement”), by and among NextGen Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), NextGen Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Vieco USA, Inc., a Delaware corporation, and the Sponsors set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Sponsor Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Sponsor Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if it had executed the Sponsor Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Sponsor Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [___], 2021

By:
Name:
Title:

Address for Notices:

With copies to:

21